Exhibit 99.1

Strongbridge Biopharma plc Announces $30 Million Debt Facility with

Avenue Venture Opportunities Fund, L.P.

Dublin, Ireland and Trevose, Pa., May 20, 2020 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced that it and its subsidiaries have entered into a $30 million debt facility with Avenue Venture Opportunities Fund, L.P. (Avenue), a fund within the Avenue Capital Group, and its affiliates.

“This new debt facility flexibly increases our cash position at an attractive cost. We are pleased to be partnering with Avenue Venture Opportunities Fund, and we appreciate their overall confidence in our clinical development program for RECORLEV® (levoketoconazole) and the commercial progress and potential of KEVEYIS® (dichlorphenamide),” said John H. Johnson, executive chairman of Strongbridge Biopharma.

Under the terms of the loan agreement, Strongbridge U.S. Inc., a subsidiary of Strongbridge Biopharma plc, borrowed $10 million at closing. The debt facility also provides Strongbridge U.S. Inc., with two potential additional tranches of up to $10 million each. The first additional tranche is available between October 1, 2020 and December 31, 2020 if the Company achieves positive top-line data for RECORLEV in its Phase 3 LOGICS clinical trial. The second additional tranche is available between October 1, 2021 and March 31, 2022 if the Company achieves FDA approval of RECORLEV, subject to approval from Avenue’s investment committee. The debt facility has a four-year term, no minimum revenue or cash balance financial covenants and an interest-only period of up to 36 months assuming the Company achieves positive top-line data for RECORLEV in its Phase 3 LOGICS clinical trial and the Company receives FDA approval of RECORLEV.

The Company believes that the new debt facility will extend its cash runway through the first quarter of 2022, which is at least two additional quarters beyond previous guidance.

Pursuant to the loan agreement, Strongbridge issued to Avenue warrants to purchase up to 267,390 ordinary shares of Strongbridge at a per share exercise price of the lower of (i) $1.87 (which is equal to the five-day volume weighted average price as of the trading day immediately prior to execution of the financing proposal), or (ii) the effective price of any bona fide equity financing prior to December 31, 2020. Avenue also has the right to convert up to $3 million of the principal outstanding of the loan into Strongbridge ordinary shares at a price per share of the lower of (a) $2.24, or (b) 20% above the effective price of any bona fide equity financing prior to December 31, 2020, subject to the terms and conditions described in the loan agreement.

Armentum Partners acted as the Company’s sole financial adviser in connection with the loan facility.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

About Avenue Venture Opportunities

The Avenue Venture Opportunities Fund seeks to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies. The Avenue Venture Opportunities Fund focuses generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. For additional information on Avenue Capital Group, which is a global investment firm with assets estimated to be approximately $9.5 billion as of April 30, 2020, please visit www.avenuecapital.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than statements of historical facts, contained in this press release, are forward-looking statements, including statements related to Strongbridge’s expected cash runway, future cash balances, and Strongbridge’s strategy, plans and objectives of management for future operations. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such statement, including risks and uncertainties associated with clinical development and the regulatory approval process, the reproducibility of any reported results showing the benefits of RECORLEV, the adoption of RECORLEV by physicians, if approved, as treatment for any disease and the emergence of unexpected adverse events following regulatory approval and use of the product by patients.  Additional risks and uncertainties relating to Strongbridge and its business can be found under the heading “Risk Factors” in Strongbridge’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings with the SEC. These forward-looking statements are based on current expectations, estimates, forecasts and projections and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. The forward-looking statements contained in this press release are made as of the date of this press release, and Strongbridge Biopharma does not assume any obligation to update any forward-looking statements except as required by applicable law.

Contacts:

Corporate and Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Investor Relations
Solebury Trout
Mike Biega
+1 617-221-9660
mbiega@soleburytrout.com